Exhibit (a)(8)

Amended Designation of One Existing Series of

Shares of Beneficial Interest,

Par Value $0.0001 Per Share, of

PIMCO Funds

(formerly Pacific Investment Management Institutional Trust)

RESOLVED, pursuant to Section 5.12(e) of the Declaration of Trust of PIMCO Funds (formerly the Pacific Investment Management Institutional Trust) (the “Trust”) dated February 19, 1987, as amended, the Series of shares of beneficial interest of the Trust designated as the “PIMCO Low Duration Municipal Bond Fund” by instrument dated May 25, 1999, is hereby redesignated the “PIMCO Short Duration Municipal Income Fund,” without in any way changing the rights or privileges of the Fund or its shareholders.

IN WITNESS WHEREOF, the undersigned have executed this instrument the 31st day of August, 1999.

/s/ Guilford C. Babcock
Guilford C. Babcock

/s/ R. Wesley Burns
R. Wesley Burns

/s/ Vern O. Curtis
Vern O. Curtis

/s/ Brent R. Harris
Brent R. Harris

/s/ Thomas P. Kemp
Thomas P. Kemp

/s/ William J. Popejoy
William J. Popejoy